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Exhibit 5

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

March 9, 2010

DIRECTV Holdings LLC
DIRECTV Financing Co., Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

        We have acted as counsel to DIRECTV Holdings LLC (the "Company") and DIRECTV Financing Co., Inc. ("Finance Co."), and to DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Operations, LLC, DIRECTV, Inc., DIRECTV Home Services LLC, DIRECTV Programming Holdings I, Inc., DIRECTV Programming Holdings II, Inc. and LABC Productions, LLC (each a "Guarantor" and collectively, the "Guarantors") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-164728 (the "Registration Statement"), with respect to $1,000,000,000 aggregate principal amount of 4.750% Senior Notes due 2014 (the "2014 Notes") and $1,000,000,000 aggregate principal amount of 5.875% Senior Notes due 2019 (the "2019 Notes" and together with the 2014 Notes, the "Registered Notes") of the Issuers (defined below) to be issued under an Indenture, dated as of September 22, 2009 (the "Indenture"), by and among the Issuers and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the "Trustee"). The Registered Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the "Guarantees"). The Company, Finance Co. and the Guarantors are sometimes referred to herein collectively as the "Issuers."

        The Registered Notes will be offered in exchange for like principal amounts of the Issuers' outstanding 4.750% Senior Notes due 2014 (the "Original 2014 Notes") and 5.875% Senior Notes due 2019 (the "Original 2019 Notes" and together with the Original 2014 Notes, the "Original Notes") pursuant to the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of September 22, 2009, by and among the Issuers, J.P. Morgan Securities Inc., Citigroup Global Markets, Inc. and Credit Suisse Securities (USA) LLC. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Registered Note and Guarantees set forth in the Indenture, the Registration Rights Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        1.     The execution, delivery and performance of the Registered Notes by each of the Company and Finance Co. have been duly authorized by all necessary corporate action on the part of each of the Company and Finance Co. When executed and delivered by the Company and Finance Co. in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Registered Notes will be validly issued and will constitute the legal, valid and binding obligations of each of the Company and Finance Co., enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        2.     The execution, delivery and performance of the Guarantees by each of the Guarantors have been duly authorized by all necessary corporate action on the part of each of the Guarantors. When executed and delivered by the Guarantors in accordance with the terms of the Registration Rights Agreement and the Indenture (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Guarantees will be validly issued and will constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions expressed herein are limited to the laws of the State of New York, and the corporate laws of the States of California and Delaware. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement.

                      Very truly yours,

                      /s/ Weil, Gotshal & Manges LLP

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  Exhibit 5